EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

BRAEMAR HOTELS & RESORTS ANNOUNCES AGREEMENT
TO SELL THE RENAISSANCE TAMPA
DALLAS, May 8, 2018 - Braemar Hotels & Resorts Inc. (NYSE: BHR) (“Braemar” or the “Company”) announced today that it has signed a definitive agreement to sell the 293-room Renaissance Tampa International Plaza hotel (“Renaissance Tampa” or the “Hotel”) in Tampa, Florida for $68 million ($232,000 per key). The sales price represents a trailing twelve-month cap rate of 8.2% on net operating income and a 10.0x Hotel EBITDA multiple as of March 31, 2018. The transaction is expected to close during the second quarter. The closing of the sale is also expected to complete a reverse 1031 exchange that was initiated to acquire the Ritz-Carlton Sarasota.
The sale of the Renaissance Tampa is another step in the execution of the strategy for the Company’s non-core hotels that was announced in January 2017. This transaction follows the Company’s June 2017 announcement that it had reached an agreement to convert its Courtyard Philadelphia Downtown hotel to an Autograph Collection property as well as its November 2017 announcements that it had sold its Marriott Plano hotel and had reached an agreement to convert its Courtyard San Francisco Downtown hotel to an Autograph Collection property.
As the Renaissance Tampa is the lowest RevPAR asset in the Company’s portfolio, the Company’s RevPAR after this transaction should increase and be significantly higher than any of its peers, and Braemar will continue to be the publicly-traded lodging REIT with the highest RevPAR and highest asset quality. Additionally, the sale of the Hotel will reduce the Company’s leverage and is expected to reduce its interest expense by approximately $1.5 million annually.
The Hotel has an existing allocated debt balance of approximately $35.3 million. Based upon the prior 12-month period ended March 31, 2018, the Renaissance Tampa achieved RevPAR of $158 with occupancy of

83% and Average Daily Rate of $191. A reconciliation of non-GAAP financial measures is included in the financial table below.
“This agreement to sell the Renaissance Tampa moves us closer to finalization of our portfolio realignment initiative,” said Richard J. Stockton, Braemar’s President and Chief Executive Officer. “With the recent acquisition of the Ritz-Carlton Sarasota, we saw this sale as an opportunity to replace a lower RevPAR property with a much higher RevPAR property in order to increase our overall portfolio RevPAR. Furthermore, adding another resort property with world class beach and golf facilities allows us to capitalize on the recent strong trends in the luxury chain scale, which is being fueled by guests seeking experiential travel opportunities.”
Braemar Hotels & Resorts is a real estate investment trust (REIT) focused on investing in luxury hotels and resorts.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Braemar Hotels & Resorts
Renaissance Tampa International Plaza
Reconciliation of Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income
(Unaudited, in millions)

12 Months
Ended March 31,
2018
Hotel Net Income	$1.5

Adjustment:
Depreciation and amortization	$3.8
Interest expense	$1.5

Hotel EBITDA	$6.8

Adjustment:
Capital reserve	$(1.2)

Hotel Net Operating Income	$5.6

(1) All information in this table is based upon unaudited operating financial data for the prior twelve month period ended February 28, 2018. This data has not been audited or reviewed by the Company’s independent registered public accounting firm. The financial information presented could change.

EBITDA is defined as net income (loss), computed in accordance with generally accepted accounting principles (“GAAP”), before interest, taxes, depreciation and amortization. Hotel EBITDA multiple is defined as the purchase price divided by EBITDA. A capitalization rate is determined by dividing the property's annual net operating income by the purchase price. Net operating income is the property's hotel EBITDA minus a capital expense reserve of either 4% or 5% of gross revenues. Funds from operations ("FFO"), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from sales of properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Braemar’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: timing of closing of the transaction and satisfaction of conditions to closing, general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Braemar’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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